Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845-4251

FOR IMMEDIATE RELEASE:

Endocyte Reports Third Quarter 2011 Financial Results and Operations Update

- Sufficient PLD Available to Begin Enrolling Patients in Phase 3
PROCEED Study in Europe; Shortage Continues to Delay Enrollment in North
America -

West Lafayette, Ind., Nov. 10, 2011 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates and companion imaging diagnostics for personalized therapy, today announced financial results for the third quarter ending September 30, 2011, and provided an operational update.

“After initiating our Phase 3 PROCEED trial in the U.S. earlier this year, we plan to begin enrollment in Europe before year-end. We have supply of pegylated liposomal doxorubicin (PLD), the drug used in combination with EC145, for these European sites. While the PLD shortage has interrupted enrollment of patients in North America, the financing we completed in August provides additional financial flexibility in the event the completion of our Phase 3 trial is delayed,” said Ron Ellis, Endocyte’s president and chief executive officer. “In the meantime, we continue to make progress on our marketing authorization applications for the use of EC145 and EC20 in the treatment of patients with folate-receptor positive platinum-resistant ovarian cancer in the European Union (EU), and we expect to file those applications in the first quarter of 2012.”

Third Quarter Financial Results

Endocyte reported a net loss for the third quarter of 2011 of $12.1 million, or $0.36 per basic and diluted share, compared to $5.7 million, or $6.16 per basic and diluted share, for the same period in 2010. Weighted average common shares outstanding increased from 927,703 in the third quarter of 2010 to 33,414,303 in the third quarter of 2011 as a result of the conversion of preferred stock and the completion of the public offerings in 2011.

Research and development expenses for the third quarter of 2011 were $8.9 million, compared to $3.7 million for the same period in 2010. The increase was driven by clinical and manufacturing costs related to the initiation of the Phase 3 PROCEED trial and costs incurred in the preparation of the EU marketing applications for EC145 and EC20.

General and administrative expenses for the third quarter of 2011 were $2.7 million, compared to $1.7 million for the same period in 2010. The increase in expenses was the result of an increase in professional fees associated with being a public company and an increase in compensation expenses.

Interest expense was $0.4 million in the third quarter of 2011, compared to $0.2 million for the same period in 2010. The increase was the result of higher average debt outstanding for the third quarter of 2011. The company’s average debt balances were $8.0 and $13.0 million for the third quarters of 2010 and 2011, respectively.

Cash, cash equivalents and short-term investments were $138.9 million at September 30, 2011, compared to $83.9 million at June 30, 2011. The increase was due to the receipt of $66.7 million of net proceeds from the company’s offering which closed on August 2, 2011.

Recent Corporate Highlights:

•	Enrollment status in Phase 3 PROCEED trial of EC145 and EC20: Endocyte enrolled U.S. patients in the Phase 3 PROCEED registration trial of EC145 in combination with PLD, for the treatment of women with platinum-resistant ovarian cancer, through July 2011 when a shortage of PLD occurred. Enrollment was ahead of schedule, but no additional patients have been enrolled since that time. Endocyte does, however, have sufficient PLD to begin enrolling patients outside North America, where sites are expected to activate for enrollment before year-end.

•	Modification to the loan arrangement with Mid-Cap Financial (Mid-Cap) and Silicon Valley Bank (SVB): In September 2011, Endocyte modified the loan agreement with Mid-Cap and SVB to revise the repayment terms. Under the amendment, the interest-only period has been extended. Endocyte is only required to make interest payments through December 2012 and then interest and principal payments for three years beginning in January 2013. This modification will provide additional working capital of $7.4 million over the next 15-month period.

Upcoming Milestones:

•	Expect to file EU conditional marketing authorization application (MAA) in the first quarter of 2012: Based on discussions with EU regulators, Endocyte is preparing two MAAs (one application for EC145 and another for EC20), and expects to file these in the first quarter of 2012. The MAAs are for the treatment of patients with folate-receptor positive platinum-resistant ovarian cancer. The filings will be based on the results of the randomized Phase 2 PRECEDENT trial and supported by a Phase 2 single agent EC145 clinical trial. In addition to data already available from the Phase 2 trials, Endocyte plans to include supplemental analyses of the Phase 2 PRECEDENT trial. These include a validation of the EC20 scan to select patients, an independent assessment of the CT scans on the basis of which progression-free survival data was measured, and final overall survival analysis.

•	Plans to initiate trial of EC145 and EC20 in non-small cell lung cancer (NSCLC) in the first quarter of 2012: Based on results of the company’s single-arm, single agent Phase 2 clinical trial of EC145 for the treatment of NSCLC, Endocyte plans to initiate a randomized Phase 2 trial in the first quarter of 2012.

Conference Call

Endocyte management will host a conference call today at 4:30pm EST.

U.S. and Canadian participants International	(877) 845-0711 (760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 6:30 PM EST on November 10, 2011, until midnight EST on November 17, 2011. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 24655768. Additionally, the webcast will be recorded and available on the company’s website for two weeks following the call.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including any conditional marketing authorization from the EMA, initiation of future clinical trials, data availability from ongoing and future clinical trials, and the company’s expectations for its 2011 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trial (whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates, the goals of its development activities, estimates of the potential markets for its product candidates, estimates of the capacity of manufacturing and other facilities required to support its product candidates, projected cash needs, and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2011	2010	2011
Revenue:
License fees	$—	$—	$—	$—

Total Revenue	—	—	—	—

Costs and expenses:
Research and development	3,671	8,915	11,271	21,075
General and administrative	1,700	2,723	4,722	7,138

Total costs and expenses	5,371	11,638	15,993	28,213

Loss from operations	(5,371)	(11,638)	(15,993)	(28,213)
Interest income	2	35	6	91
Interest expense	(219)	(449)	(670)	(1,637)
Other income, net	(126)	(18)	(88)	(19)

Net loss	$(5,714)	$(12,070)	$(16,745)	$(29,778)

Net loss per share – basic and diluted	$(6.16)	$(0.36)	$(18.24)	$(1.11)

Weighted average number of common shares used in net loss per share – basic and diluted	927,703	33,414,303	917,799	26,732,173

Endocyte, Inc.
Balance Sheets
(in thousands, except per share amount)

	As of	As of
	December 31,	September 30,
	2010	2011
		(unaudited)
Assets
Cash, cash equivalents and short-term investments	$16,873	$138,870
Other assets	4,341	2,863

Total assets	$21,214	$141,733

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities	$7,673	$5,471
Other liability	638	638
Long-term debt, net of current portion	10,486	12,186
Subordinated notes	9,529	—
Convertible preferred stock, no par value	89,799	—
Total stockholders’ equity (deficit)	(96,911)	123,438

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$21,214	$141,733